EXHIBIT  23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-134414), previously filed on May 24, 2006 of our report dated April 4, 2008 (except for Note 19 as to which the date is October 30, 2008) on the consolidated  financial statements of Ecosphere Technologies, Inc. and Subsidiaries as of and for the year ended December 31, 2007, which report is included in this Annual Report on Form 10-KSB, Amendment No. 2, of Ecosphere Technologies, Inc. for the year ended December 31, 2007.

/s/ SALBERG & COMPANY, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

December 3, 2008